UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to § 240.14a-12

ABRAXAS PETROLEUM CORPORATION (Name of Registrant as Specified in its Charter)

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Abraxas Files Preliminary Proxy Materials and Sets Record Date for Annual Meeting

Board Recommends Shareholders Vote FOR Abraxas’ Incumbent Directors

SAN ANTONIO – March 22, 2013 – Abraxas Petroleum Corporation (NASDAQ: AXAS) today announced that it has filed its preliminary proxy statement with the Securities and Exchange Commission (“SEC”) in connection with its 2013 Annual Meeting of Shareholders.  The Company has established March 22, 2013, as the record date for shareholders entitled to vote at the 2013 Annual Meeting, which has not yet been scheduled.

The Abraxas Board of Directors unanimously recommends that shareholders vote for the Board’s three incumbent, independent directors – Harold D. Carter, Brian L. Melton and Edward P. Russell.

Abraxas notes that its Board of Directors comprises nine directors, eight of whom are independent, and the other of whom serves as the Company’s President and Chief Executive Officer.  Abraxas’ directors are proven business leaders with a broad range of management, financial and operational experience, as well as expertise in the oil and gas industry.  Under the current Board’s leadership, Abraxas continues to execute on its plan to reduce debt, enhance liquidity and focus on the Company’s highest returning basins.  Abraxas has strengthened its core business through the divestiture of non-core assets such as its Nordheim project in the Eagle Ford shale, the Company’s Alberta Basin properties and various non-core assets in Louisiana, Oklahoma, North Dakota and Montana.  The Company has also retained an investment bank to divest a larger package consisting of its non-operated assets in the Bakken/Three Forks.

The Company also today announced that it has received notice from Clinton Group, Inc. announcing its intent to nominate three director candidates for election to the Abraxas Board at the Company’s 2013 Annual Meeting of Shareholders.  The Clinton group has beneficial ownership of approximately 3.54 percent of Abraxas’ outstanding shares.  The Clinton Group has informed the Company that it intends to nominate Katherine Taaffe Richard, William H. Armstrong III and James Wylie McFarland.

The independent Directors who serve on the Nominating and Corporate Governance Committee of the Abraxas Board have interviewed and carefully considered the Clinton Group’s nominees.  Following a thorough review of their skills, experience, and other qualifications, the Committee and the Board unanimously determined that reelecting Abraxas’ incumbent directors will best serve the interests of all shareholders.  The Board is open to appointing a new independent director with additive skills and expertise, and welcomes the input of all shareholders, including the Clinton Group, in identifying suitable candidates.

Abraxas Petroleum Corporation
Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Mid-Continent, Permian Basin and onshore Gulf Coast regions of the United States and in the province of Alberta, Canada.

Important Additional Information

Abraxas will file with the Securities and Exchange Commission (“SEC”) and provide to its stockholders a proxy statement and a white proxy card in connection with its 2013 Annual Meeting. STOCKHOLDERS ARE URGED TO READ THIS PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED BY ABRAXAS WITH THE SEC IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov and through the website maintained by Abraxas at http://www.abraxaspetroleum.com

Certain Information Regarding Participants

Abraxas, its directors and certain of its officers may be deemed to be participants in the solicitation of Abraxas’ stockholders in connection with its 2013 Annual Meeting. Information regarding the names, affiliations and direct and indirect interests (by security holdings or otherwise) of these persons will be found in Abraxas’ proxy statement for its 2013 Annual Meeting, which Abraxas will file with the SEC. Additional information regarding these persons can also be found in other documents filed by Abraxas with the SEC. Stockholders will be able to obtain a free copy of the proxy statement and other documents filed by Abraxas with the SEC from the sources listed above.

Safe Harbor for forward-looking statements

Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release.  Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas.  In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves.  Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control.  In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

Contacts:

For Investors
Abraxas Petroleum Corporation
Geoffrey King, 210-490-4788
Vice President - Chief Financial Officer
gking@abraxaspetroleum.com
www.abraxaspetroleum.com

Thomas Ball / John Ferguson
Morrow & Co. LLC
203-658-9400

For Media
Andrew Siegel / Sharon Stern / Scott Bisang
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449